EXHIBIT 10.1

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this "Agreement") is made as of this 19th day of May, 2015, by and between Eventure Interactive, Inc , a Nevada corporation (the " Company "), with its principal place of business at 3420 Bristol Street, 6 th Floor, Costa Mesa, CA 92626, and VC Advisors, LLC a Nevada limited liability corporation (the " Consultant "), having its principal place of business at 10951 Pico Blvd, Suite 120, Los Angeles, CA 90064.

R E C I T A L S:

A. The Company desires to retain the Consultant to provide certain consulting services.

B. The Consultant desires to provide certain consulting services to the Company in accordance with the terms and conditions contained hereinafter.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. CONSULTING SERVICES. During the term of this Agreement, the Consultant is hereby retained by the Company to provide financial consulting services to the Company on a non-exclusive basis, as said services relate to corporate finance matters, including, without limitation, advice regarding acquisitions, consolidations, mergers, joint ventures and financial strategies. The Consultant shall provide such financial consulting services as reasonably requested by the Company during the term of this Agreement, provided that nothing hereunder shall require the Consultant to devote a minimum number of hours per calendar month toward the of services hereunder. The level and scope of services that may reasonably be requested hereunder shall be dependent, in part, on the amount of to be paid to the Consultant by the Company hereunder. Unless otherwise agreed to by the Consultant, all services hereunder shall be performed by the Consultant, in its sole discretion, at its principal place of business or other offices. Notwithstanding anything contained herein to the contrary, the services to be performed by the Consultant hereunder may be performed by any employee of, or consultant to, the Consultant.

2. TERM. The term of this Agreement (the “Term”) shall be for twelve (12) months commencing as of the date first written above and terminating one day prior to the first anniversary hereof. Thereafter, the Term of this Agreement may be renewed for subsequent one-year periods upon the mutual agreement of the parties; each such one-year renewal period to be included within the Term of this Agreement. Either party may terminate this agreement by providing written notice ten non-holiday working days (10) days in advance of intended termination, with any compensation due the Consultant under the Finder’s Fee shall survive any termination, but not to exceed a twelve (12) month tail period.

3. COMPENSATION.

(a) Monthly Fee. In consideration for the performance of services hereunder, the Company hereby agrees to pay the Consultant a monthly consulting fee equal to $15,000 per month, payable on the first business day of each month during the Term of this Agreement commencing May 19, 2015 (the “Monthly Fee”). The Company may elect to pay the Monthly Fee in cash or S-8 Shares subject to the Leak-Out Agreement as set forth in Exhibit A.

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(b) Finders Fee. A finder’s fee equal to six and one half percent (6.5%) of the Enterprise Value of any acquired company and/or assets that the Consultant directly introduces to the Company (the “Finder’s Fee”). Such Finder’s Fee may be payable in cash, stock or a combination of cash and stock thereof, to be determined by the nature of the transaction and mutually agreeable by all corporate parties in involved in the transaction, and paid only upon the closing of the acquisition by the Company (or any subsidiary of the Company) of at least a majority of the capital stock, assets or business of any third person corporation, partnership, limited liability company or other entity (a “Acquired Entity”), whether through purchase of assets or capital stock of the Acquired Entity or merger, consolidation or like combination; provided, if such Finders Fee is paid in shares of common stock of the Company, valuation of said stock will be at its then market price. As used herein, the term “Enterprise Value” shall mean the purchase price paid by the Company in connection with such acquisition, including therein, the assumption of any Indebtedness for borrowed money of the Acquired Person and/or any deferred portion of the purchase price payable after the closing of such acquisition.

4. STOCK PURCHASES. The Company hereby grants to the Consultant the right to purchase shares of Company common stock upon the following terms and conditions.

(a)

Upon the execution of this Agreement, the Company grants to the Consultant a three year warrant to purchase 250,000 shares of Company common stock, at a purchase price equal to 102% of the average the 10 day VWAP of the closing price of Company common stock as at the date of this Agreement (the “Exercise Price”); and

(b)

In the event that the Consultant introduces the Company to a third party who commits to provide the Company with financing of not less than $5,000,000, the Consultant shall be granted a warrant to purchase 1,500,000 shares of Company common stock, at a purchase price equal to 102% of the average the 10 day VWAP of the closing price of Company common stock as at the date of this Agreement (the “Exercise Price”).

5. DISCLAIMER In connection with the provisions of Section 3 and Section 4 above, the Company acknowledges and recognizes that the Consultant is not a broker or dealer registered under the Exchange Act and is not regulated by FINRA. The Company acknowledges that the Consultant is engaged in other business activities, including the purchase, sale and investment in a variety of businesses, some of which may be similar to the business activities of the Company. The Consultant shall have no duty or obligation to offer any investment or acquisition opportunity to the Company under this Agreement and any services conducted by the Consultant by way of a finder or originator of an acquisition is incidental to the regular business activities of the Consultant. Accordingly, the Company shall not raise as a defense to payment of a finders fee that Consultant is not a registered broker/dealer regulated by the Exchange Act or FINRA.

6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants that any and all information supplied hereunder to the Consultant in connection with any and all services to be performed hereunder by the Consultant for and on behalf of the Company shall be true, complete and correct as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading. The Company hereby acknowledges that the ability of the Consultant to adequately provide financial consulting services hereunder and/or to initiate and/or effectuate introductions on behalf of the Company with respect to potential acquisitions is dependent upon the prompt dissemination of accurate, correct and complete information to the Consultant. In addition, and notwithstanding anything contained herein to the contrary, nothing hereunder shall obligate the Consultant to make any minimum number of introductions hereunder or to initiate any merger or acquisitions involving or relating to the Company. The Company further represents and warrants hereunder that this Agreement and the transactions contemplated hereunder, including the issuance of the warrants hereunder, have been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which the Company is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms. The representations and warranties set forth herein shall survive the termination of this Agreement.

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7. INDEMNIFICATION.

(a) The Company hereby agrees to indemnify, defend and hold harmless the Consultant, its directors, officers, principals, employees, agents, affiliates, shareholders and consultants, and their successors and assigns from and against any and all claims, damages, losses, liability, deficiencies, actions, suits, proceedings, costs or legal expenses (collectively the "Losses") arising out of or resulting from: (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement; or (ii) any and all costs and expenses (including reasonable attorneys' and paralegals' fees) related to the foregoing, and as more fully described below.

(b) If the Consultant receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to Section 5 above, the Consultant shall, within 30 days of the receipt of such written notice, give the Company written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30-day period shall not constitute a waiver by the Consultant of its right to indemnity hereunder with respect to such action, suit or proceeding. Upon receipt by the Company of a Claim Notice from the Consultant with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the Consultant may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The Company shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. the Consultant shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the Company. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the Consultant. If the Company shall fail with reasonable promptness either to defend or continue to prosecute such Third Party Claim or to satisfy or prosecute the same, the Consultant may defend, prosecute or settle the Third Party Claim at the expense of the Company and the Company shall pay to the Consultant the amount of any such Loss within 10 days after written demand therefor. The indemnification provisions hereunder shall survive the termination of this Agreement.

8. AMENDMENT. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

9. NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

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10. ENTIRE AGREEMENT. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

11. SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

12. CONSTRUCTION AND ENFORCEMENT. This Agreement shall be construed in accordance with the laws of the State of California, without application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Los Angeles County in the State of California. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Los Angeles County, California, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Los Angeles County, California, has been brought in an inconvenient forum.

13. BINDING NATURE; NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Eventure Interactive, Inc.

By:
Name:	Michael D. Rountree
Its:	Chief Financial Officer

VC Advisors

By:	/s/ Adam Levin
Name:	Adam Levin
Its:	Managing Member

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